Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of January 20, 2011, but effective as of January 1, 2011 (“Effective Date”), by and between DRIL-QUIP, INC. (the “Company”) and LARRY E. REIMERT (“Consultant”).

W I T N E S S E T H:

WHEREAS, the Company and Consultant entered into an employment agreement, as amended and restated, effective as of December 31, 2009 (the “Employment Agreement”), to be employed as the Company’s Co-Chief Executive Officer; and

WHEREAS, Consultant’s employment with the Company and his Employment Agreement terminated as of December 31, 2010 (“Termination Date”); and

WHEREAS, the Company wishes to engage Consultant as an independent contractor to assist with the transition of Consultant’s duties and responsibilities by reason of his termination on an “as needed basis” and to provide other advisory and consulting services to the Company immediately following Consultant’s Termination Date during the term of this Agreement; and

WHEREAS, Consultant’s termination of employment with the Company was a “separation from service” within the meaning of Section 409A of the Internal Revenue Code as of the Termination Date and, as of the Termination Date, the Company and Consultant reasonably anticipate that the level of bona fide services Consultant will perform after the Termination Date will permanently decrease to no more than 20% of the annual average level of bona fide services performed by Consultant for the Company over the immediately preceding 36-month period;

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Company and Consultant enter into this Agreement and agree as follows:

1. Consultant Services. The Company agrees to retain Consultant as an independent consultant, and Consultant agrees to render consulting services for the period described in Paragraph 2(a) hereof and upon the other terms and conditions herein provided.

2. Terms and Responsibilities.

(a) Term of Service. The period of Consultant’s service under this Agreement shall commence on the Effective Date and shall expire on December 31, 2011 (the “Term”), unless terminated sooner pursuant to Paragraph 6 hereof.

(b) Responsibilities of Consultant. During the Term, Consultant shall devote such of his time and his efforts as may be required by the Company from time to time to perform his duties hereunder. Consultant may perform consultant services for other companies or organizations, which, in the judgment of the Company will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, materially affect the performance of Consultant’s duties pursuant to this Agreement or breach the covenant not to compete obligation in his Employment Agreement.

3. Duties. The Company hereby engages Consultant to provide during the Term such services of a consulting or advisory nature to assist with the transition of Consultant’s former duties and responsibilities and to provide other advisory and consulting services as the Company may reasonably request with respect to its business. Consultant shall devote his efforts and such time as shall be necessary to perform his duties and to advance the interests of the Company. Consultant shall act solely in a consulting capacity hereunder and in consequence shall not have authority to act for the Company, or to give instructions, or orders on behalf of the Company, or otherwise to make commitments for, or on behalf of the Company. Consultant shall not be an employee of the Company during the term of this Agreement, but shall act in the capacity of an independent contractor. The Company shall not exercise control over the detail, manner or methods of the performance of the services by Consultant under this Agreement.

4. Remuneration. As full and complete compensation for any and all services which Consultant may render hereunder, the Company shall pay Consultant at the rate of $290 per hour worked, prorated for partial hours. Consultant shall not receive nor be entitled to participate in any Company benefits or benefit plans with respect to the work done under this Agreement. The total compensation that may be paid to Consultant under this Agreement during the Term shall not exceed $120,640.00.

5. Terms of Payment. Consultant shall submit monthly invoices for charges due under this Agreement to Dril-Quip, Inc., Attention: Jerry Brooks, 13550 Hempstead Highway, Houston, Texas 77040 (or at such other address as may be substituted by the Company in accordance with Paragraph 11(d)), not later than 30 days after the end of the applicable month for which the services are provided under this Agreement. Each invoice must (i) provide the hours (or partial hours) worked by Consultant during the applicable month, (ii) list any reimbursable expenses incurred by Consultant in performing his obligation under this Agreement, along with the invoices or other documentation supporting such expenses in accordance with the Company’s expense reimbursement practice, policy or program in effect during the Term; provided, however, that any such expenses must be approved by the Company prior to being incurred, and (iii) any other information the Company may reasonably request. Payment for such invoiced amounts shall be payable by the Company within 10 days after receipt of a properly prepared and substantiated invoice (but in no event later than 60 days after the end of the month for which such services and/or expenses are provided and/or incurred). Should the Company dispute any portion of the Consultant’s monthly invoice, the Company shall pay the undisputed portion of the invoice and advise the Consultant in writing of the disputed portion.

6. Termination of Consultant Service. Consultant’s services and this Agreement may be terminated for any or no reason (and with or without cause) by either party upon five days’ written notice to the other party.

7. Tax Withholding. Consultant shall act in the capacity of an independent contractor and shall not be an employee of the Company during the Term. Accordingly, the Company will not withhold from any amounts payable under this Agreement federal, state, city, employment or any other taxes. It is the responsibility of the Consultant to pay all such taxes that shall be required pursuant to any law or governmental regulation or ruling. If the Internal Revenue Service makes a claim, which, if successful, would require the Company to make a payment or withhold any such taxes, Consultant agrees to cooperate in good faith with the Company concerning the contest of the claim.

8. Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment or consulting agreement between the Company or any affiliate of the Company and Consultant; provided, however, that this Agreement shall not affect or operate to reduce or otherwise modify or affect any benefits or compensation inuring to Consultant of any kind provided under the Employment Agreement or elsewhere provided and not expressly provided in this Agreement and shall not affect or otherwise modify or terminate any of Consultant’s or the Company’s post-employment obligations under the Employment Agreement.

9. Confidentiality. Consultant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by Consultant during Consultant’s service during the Term and which shall not be or become public knowledge (other than by acts by Consultant or representatives of Consultant in violation of this Agreement), regardless of the form of the information, including, without limitation, information in machine-readable form. Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Paragraph 9 constitute a basis for deferring or withholding any amounts otherwise payable to Consultant under this Agreement. Within 30 days of the termination of Consultant’s services for any reason, Consultant shall return to Company all documents and other tangible items of or containing Company information which are in Consultant’s possession, custody or control.

10. Assignment of Intellectual Property Rights. Consultant shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Consultant solely or jointly with any other individual, firm, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity during the Term and which pertain primarily to the material business activities of the Company, and Consultant hereby assigns and agrees to assign all his interests therein to the Company or to its nominee; whenever requested to do so by the Company, Consultant shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein. These obligations shall (i) continue beyond the termination of this Agreement with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Consultant during the Term and (ii) be binding upon Consultant’s assigns, executors, administrators and other legal representatives.

11. General Provisions.

(a) Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Consultant, his beneficiaries, or legal representative without the Company’s prior written consent.

(b) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect such action shall be null, void and of no effect.

(c) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Consultant and the Company and their respective permitted successors and assigns.

(d) Notices. All notices required or permitted to be given under this Agreement will be sufficient if furnished in writing by registered mail (i) if to the Company: Dril-Quip, Inc., 13550 Hempstead Highway, Houston, Texas 77040 Attention: Jerry Brooks; and (ii) if to Consultant, Larry E. Reimert, 211 Briar Oaks Cove, Houston, Texas, 77056 or at such other address as may be substituted by either party by notice given as herein provided.

12. Modification and Waiver.

(a) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

14. Headings. The headings of paragraphs herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15. Governing Law. This Agreement has been executed and delivered in, and its validity, interpretation, performance, and enforcement shall be governed by the laws of, the State of Texas.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

DRIL-QUIP, INC.

By:	/S/ JERRY M. BROOKS

Name:	Jerry M. Brooks

Title:	Vice President – Chief Financial Officer

CONSULTANT

/S/ LARRY E. REIMERT
Larry E. Reimert